Exhibit 15 under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K




                                 EXHIBIT I
                                  to the
                              Rule 12b-1 Plan

                                STAR FUNDS

                  THE STELLAR INSURED TAX-FREE BOND FUND

     The Plan is adopted by Star Funds with respect to the Class of Shares of the portfolio of the Trust set forth above.

     In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.25 of 1% of the average aggregate net asset value of The Stellar Insured Tax-Free Bond Fund held during the month.

     Witness the due execution hereof this 1st day of December, 1996.


                                   STAR FUNDS


                                   By:  /s/ William H. Zimmer III
                                     William H. Zimmer III
                                     Trustee